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                                                                    EXHIBIT 99.1

                                                                    NEWS RELEASE

Progress Energy to sell NCNG to Piedmont Natural Gas for $425 million

RALEIGH, NC (October 16, 2002) - Progress Energy [NYSE: PGN] announced today an agreement with Piedmont Natural Gas to sell the stock of North Carolina Natural Gas (NCNG), its natural gas distribution subsidiary, for approximately $425 million in cash. Progress Energy plans to use the net proceeds from the sale to pay down debt.

The sale includes Progress Energy's investment in EasternNC, a joint venture with the Albemarle Pamlico Economic Development Corporation (APEC) to bring natural gas service to 14 counties in eastern North Carolina. EasternNC is Progress Energy's only other retail natural gas distribution holding.

"Since our acquisition of NCNG in 1999, the industry landscape, and the opportunities for retail competition that existed then, have changed dramatically," said William Cavanaugh, chairman and CEO, Progress Energy. "At that time we envisioned a consolidation opportunity in retail natural gas distribution in advance of deregulation. That direction was altered by our strategic acquisition of Florida Progress and the changing regulatory climate. The divestiture of our natural gas distributor is a response to these changes--one that enables us to further strengthen our balance sheet, while redoubling our commitment to our core electric business."

"Selling NCNG will improve our balance sheet by lowering our debt to equity ratio, which is critical in today's environment," Cavanaugh continued. "Progress Energy remains committed to a diversified strategy that includes regulated and non-regulated energy businesses, electric and natural gas reserves. Additionally, we were pleased to reach an agreement with a company like Piedmont with its successful track record in the retail natural gas business and long-standing commitment to the Carolinas."

The Boards of Directors of both companies have approved the transaction. The acquisition requires approval from the North Carolina Utilities Commission
(NCUC), the U.S. Securities & Exchange Commission (SEC) and the U.S. Department of Justice under Hart-Scott-Rodino. It is expected to close by mid-2003.

This press release contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The forward-looking statements involve estimates, projections, goals, forecasts, assumptions, risk and uncertainties that could cause actual results to differ materially from those expressed in the forward-looking statements. These risk factors are detailed from time to time in the companies' SEC reports. All such factors are difficult to predict, contain uncertainties that may materially affect actual results, and may be beyond the ability of the company to control or estimate precisely.